Exhibit 99.1

Eaton Communications Eaton Center Cleveland, OH 44122

Date	October 22, 2024

Andre Schulten elected to Eaton’s Board of Directors

DUBLIN – Intelligent power management company Eaton (NYSE:ETN) today announced that Andre Schulten has been elected to the company’s Board of Directors effective October 22, 2024.

Schulten is the chief financial officer of The Procter & Gamble Company (P&G), a leading multinational consumer goods company. Prior to that role, Schulten served as senior vice president, Baby Care, North America. Since joining P&G in 1996, Schulten has served in several finance and accounting management roles in North America, Europe and Asia and has provided leadership for product portfolio strategy, installing new business models and supply chain redesign across global markets. Schulten also led the systems and IT integration for the global Gillette acquisition.

“Andre’s experience as a public company chief financial officer, his extensive experience helping to lead global enterprises and track record of mobilizing teams around a compelling vision make him a valuable addition to Eaton,” said Craig Arnold, Eaton chairman and chief executive officer. “We look forward to his contributions to the Board.”

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Eaton is an intelligent power management company dedicated to protecting the environment and improving the quality of life for people everywhere. We make products for the data center, utility, industrial, commercial, machine building, residential, aerospace and mobility markets. We are guided by our commitment to do business right, to operate sustainably and to help our customers manage power ─ today and well into the future. By capitalizing on the global growth trends of electrification and digitalization, we’re accelerating the planet’s transition to renewable energy sources, helping to solve the world’s most urgent power management challenges, and building a more sustainable society for people today and generations to come.

Eaton was founded in 1911 and has been listed on the New York Stock Exchange for more than a century. We reported revenues of $23.2 billion in 2023 and serve customers in more than 160 countries. For more information, visit www.eaton.com. Follow us on LinkedIn.

Contact:
Jennifer Tolhurst
+1 (440) 523-4006
jennifertolhurst@eaton.com